Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2012 RESULTS
JASPER, IN (February 3, 2012) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $296.9 million and net income of $3.2 million, or $0.09 per Class B diluted share, for the second quarter of fiscal year 2012 which ended December 31, 2011.  Net income for the fiscal year 2012 second quarter included $0.9 million of after-tax restructuring expense, or $0.02 per Class B diluted share.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2011	December 31, 2010	Percent Change
Net Sales	$296,904	$310,632	(4%)
Gross Profit	$54,320	$49,576	10%
Gross Profit %	18.3%	16.0%
Selling and Administrative Expense	$48,597	$48,997	(1%)
Selling and Administrative Expense %	16.4%	15.8%
Restructuring Expense	$1,480	$368	302%
Operating Income	$4,243	$211	1,911%
Operating Income %	1.4%	0.1%
Adjusted Operating Income *	$5,723	$579	888%
Adjusted Operating Income % *	1.9%	0.2%
Net Income	$3,197	$876	265%
Adjusted Net Income *	$4,087	$1,098	272%
Earnings Per Class B Diluted Share	$0.09	$0.02	350%
Adjusted Earnings Per Class B Diluted Share *	$0.11	$0.03	267%

*Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Consolidated net sales in the second quarter of fiscal year 2012 declined 4% from the prior year second quarter as a 15% increase in net sales in the Furniture segment was more than offset by an 18% decline in net sales in the Electronic Manufacturing Services (EMS) segment. The decline in net sales in the EMS segment resulted from the previously announced expiration of a contract with one medical customer (Bayer AG) late in fiscal year 2011 which accounted for a $36.6 million reduction in net sales in the current year second quarter compared to the second quarter of the prior year. Excluding sales to this customer, current year second quarter consolidated net sales increased 8% compared to the prior year. Sequentially, consolidated net sales in the second quarter of fiscal year 2012 increased 10% from the most recent first quarter on increases in both the EMS segment and the Furniture segment.

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Second quarter gross profit as a percent of net sales improved 2.3 percentage points from the prior year second quarter due to a shift in sales mix towards the Furniture segment which carries a higher gross profit percentage than the EMS segment and improved margins in the EMS segment.

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Consolidated second quarter selling and administrative expenses declined 1% compared to the prior year as benefits realized from restructuring activities in the EMS segment were mostly offset by increased spending on sales and marketing initiatives in the Furniture segment to drive growth, and higher commissions associated with the increased sales levels in the Furniture segment.

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Restructuring expense in the second quarter of fiscal year 2012 of $1.5 million was primarily related to facility consolidation plans within the EMS segment. During the second quarter, the Company completed the consolidation of its Wales UK facility into its Poland operation and the consolidation of its Fremont, California facility into an Indiana facility as final production ceased in both facilities in November.

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Other Income for the second quarter of fiscal year 2012 was $1.4 million compared to $0.2 million in the prior year second quarter, with the variance primarily related to foreign currency exchange movement in the EMS segment.

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The Company recorded $0.4 million of unfavorable net tax accrual adjustments, none of which were individually significant, in the second quarter of fiscal year 2012 compared to $0.5 million of favorable net tax accrual adjustments in the second quarter of the prior year.

•	Operating cash flow for the second quarter of fiscal year 2012 was a cash inflow of $7.8 million compared to an operating cash outflow of $10.6 million in the second quarter of the prior year.

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The Company's cash and cash equivalents declined to $31.6 million at December 31, 2011, compared to $51.4 million at June 30, 2011, primarily due to the reinvestment of $17.5 million into capital investments for the future with the largest investments being made for manufacturing equipment in the EMS segment. The Company had no short-term borrowings outstanding at December 31, 2011 or June 30, 2011. Long-term debt including current maturities remains at $0.3 million.

James C. Thyen, Chief Executive Officer and President, stated, "We made great strides in both of our segments in the second quarter. In the EMS segment, we completed the exit of our Wales UK facility and our Fremont, California facility as final production ceased in both facilities in November. Second quarter earnings in the EMS segment were favorably impacted by cost benefits realized in conjunction with these closures. In the Furniture segment, our sales and net income performance in the second quarter was the best quarterly performance in the last three years in this segment."

Mr. Thyen continued, "Despite the success we achieved in the second quarter, our outlook remains guarded given the global economic challenges that persist and continue to drive volatility and uncertainty in our markets. Trade industry forecasts in both segments have shown a declining trend from previous forecasts."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	December 31, 2011	December 31, 2010	Percent Change
Net Sales	$148,112	$181,439	(18%)
Operating Income	$225	$179	26%
Operating Income %	0.2%	0.1%
Adjusted Operating Income *	$1,680	$521	222%
Adjusted Operating Income % *	1.1%	0.3%
Net Income (Loss)	$315	$(109)	389%
Adjusted Net Income *	$1,189	$97	1,126%

*Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

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Fiscal year 2012 second quarter net sales in the EMS segment decreased 18% compared to the second quarter of the prior year with decreased net sales to customers in the medical and industrial control industries. As discussed above, the decline in net sales in the EMS segment resulted from the previously announced expiration of a contract with one medical customer late in fiscal year 2011 which accounted for a $36.6 million reduction in net sales in the current year second quarter compared to the second quarter of the prior year. Excluding sales to this customer, current year second quarter net sales in the EMS segment increased 2% compared to the prior year. Sequentially, compared to the fiscal year 2012 first quarter, current year second quarter net sales in the EMS segment increased 4% on higher net sales to the medical and automotive markets.

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Gross profit as a percent of net sales in the EMS segment for the second quarter of fiscal year 2012 improved 1.2 percentage points when compared to the second quarter of the prior year primarily related to a sales mix shift to higher margin product.

•
Selling and administrative costs in this segment declined 14% in the fiscal year 2012 second quarter when compared to the prior year as the Company realized benefits related to the closing of its Fremont, California and Wales, UK facilities which were completed during the second quarter. As a percent of net sales, selling and administrative costs increased 0.4 percentage points due to the lower sales volumes.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	December 31, 2011	December 31, 2010	Percent Change
Net Sales	$148,792	$129,193	15%
Operating Income	$5,401	$1,267	326%
Operating Income %	3.6%	1.0%
Net Income	$3,438	$801	329%

•
Fiscal year 2012 second quarter net sales of furniture products increased 15% compared to the prior year on increased net sales of both hospitality furniture and office furniture. Sequentially, second quarter fiscal year 2012 net sales in this segment increased 16% over the first quarter of fiscal year 2012 on increased net sales of hospitality furniture.

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Gross profit as a percent of net sales increased 0.1 percentage points in the Furniture segment in the second quarter of fiscal year 2012 when compared to the prior year as benefits realized from recent price increases net of incremental discounting were partially offset by commodity cost increases and the impact of excess operating capacity at select locations.

•
Selling and administrative costs in the Furniture segment for the second quarter of fiscal year 2012 increased 4% when compared to the prior year on increased spending on sales and marketing initiatives to drive growth, higher labor costs, and higher commissions associated with the increased sales levels. As a percent of net sales, fiscal year 2012 second quarter selling and administrative expenses declined 2.5 percentage points compared to the prior year on the leverage from the increase in revenue.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) net sales excluding sales to Bayer AG, 2) operating income excluding restructuring charges, 3) net income excluding restructuring charges, and 4) earnings per Class B diluted share excluding restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) net sales excluding sales to Bayer AG, 2) operating income excluding restructuring charges and 3) net income excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans. Excluding the restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2011 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:         Friday, February 3, 2012
Time:        11:00 AM Eastern Time
Dial-In #:    866-362-4666 (International Calls - 617-597-5313)
Pass Code:    Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 17, 2012.
Replay Dial-In #:    888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:    54228439

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the second quarter ended December 31, 2011 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	December 31, 2011		December 31, 2010
Net Sales	$296,904	100.0%	$310,632	100.0%
Cost of Sales	242,584	81.7%	261,056	84.0%
Gross Profit	54,320	18.3%	49,576	16.0%
Selling and Administrative Expenses	48,597	16.4%	48,997	15.8%
Restructuring Expense	1,480	0.5%	368	0.1%
Operating Income	4,243	1.4%	211	0.1%
Other Income, net	1,442	0.5%	185	0.0%
Income Before Taxes on Income	5,685	1.9%	396	0.1%
Provision (Benefit) for Income Taxes	2,488	0.8%	(480)	(0.2%)
Net Income	$3,197	1.1%	$876	0.3%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.08		$0.02
Class B	$0.09		$0.02
Diluted Earnings Per Share:
Class A	$0.08		$0.02
Class B	$0.09		$0.02

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,891		37,729
Diluted	37,979		37,786

(Unaudited)	Six Months Ended
(Amounts in Thousands, except per share data)	December 31, 2011		December 31, 2010
Net Sales	$567,539	100.0%	$605,308	100.0%
Cost of Sales	466,249	82.2%	508,585	84.0%
Gross Profit	101,290	17.8%	96,723	16.0%
Selling and Administrative Expenses	94,565	16.6%	96,337	15.9%
Restructuring Expense	1,593	0.3%	485	0.1%
Operating Income (Loss)	5,132	0.9%	(99)	0.0%
Other Income, net	240	0.0%	987	0.2%
Income Before Taxes on Income	5,372	0.9%	888	0.2%
Provision (Benefit) for Income Taxes	2,321	0.4%	(444)	0.0%
Net Income	$3,051	0.5%	$1,332	0.2%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.07		$0.03
Class B	$0.08		$0.04
Diluted Earnings Per Share:
Class A	$0.07		$0.03
Class B	$0.08		$0.04

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,863		37,705
Diluted	37,973		37,816

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Amounts in Thousands)	2011	2010
Net Cash Flow provided by (used for) Operating Activities	$1,185	$(21,005)
Net Cash Flow used for Investing Activities	(15,380)	(13,628)
Net Cash Flow (used for) provided by Financing Activities	(3,966)	11,313
Effect of Exchange Rate Change on Cash and Cash Equivalents	(1,651)	3,371
Net Decrease in Cash and Cash Equivalents	(19,812)	(19,949)
Cash and Cash Equivalents at Beginning of Period	51,409	65,342
Cash and Cash Equivalents at End of Period	$31,597	$45,393

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31, 2011	June 30, 2011
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$31,597	$51,409
Receivables, net	155,221	149,753
Inventories	127,846	141,097
Prepaid expenses and other current assets	49,396	50,215
Assets held for sale	2,264	2,807
Property and Equipment, net	190,973	196,682
Goodwill	2,507	2,644
Other Intangible Assets, net	7,076	7,625
Other Assets	23,178	24,080
Total Assets	$590,058	$626,312

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$14	$12
Accounts payable	138,717	149,107
Dividends payable	1,843	1,835
Accrued expenses	48,987	66,316
Long-term debt, less current maturities	273	286
Other	19,983	21,357
Share Owners' Equity	380,241	387,399
Total Liabilities and Share Owners' Equity	$590,058	$626,312

Supplementary Information
Components of Other Income, net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Amounts in Thousands)	2011	2010	2011	2010
Interest Income	$100	$171	$220	$391
Interest Expense	(7)	(50)	(16)	(70)
Foreign Currency/Derivative Gain (Loss)	367	(895)	1,111	(1,371)
Gain (Loss) on Supplemental Employee Retirement Plan Investment	1,087	1,055	(875)	2,276
Other Non-Operating Expense	(105)	(96)	(200)	(239)
Other Income, net	$1,442	$185	$240	$987

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share)

Net Sales excluding Sales to Bayer AG
	Three Months Ended
Kimball International, Inc.	December 31,		Variance
	2011	2010	$	%
Net Sales, as reported	$296,904	$310,632	$(13,728)	(4%)
Net Sales to Bayer AG	1,526	38,155	(36,629)	(96%)
Net Sales excluding Sales to Bayer AG	$295,378	$272,477	$22,901	8%

Electronic Manufacturing Services Segment

Net Sales, as reported	$148,112	$181,439	$(33,327)	(18%)
Net Sales to Bayer AG	1,526	38,155	(36,629)	(96%)
Net Sales excluding Sales to Bayer AG	$146,586	$143,284	$3,302	2%

Operating Income excluding Restructuring Charges
	Three Months Ended
Kimball International, Inc.	December 31,
	2011	2010
Operating Income, as reported	$4,243	$211
Pre-tax Restructuring Charges	1,480	368
Adjusted Operating Income	$5,723	$579

Electronic Manufacturing Services Segment

Operating Income, as reported	$225	$179
Pre-tax Restructuring Charges	1,455	342
Adjusted Operating Income	$1,680	$521

Net Income excluding Restructuring Charges
	Three Months Ended
Kimball International, Inc.	December 31,
	2011	2010
Net Income, as reported	$3,197	$876
After-tax Restructuring Charges	890	222
Adjusted Net Income	$4,087	$1,098

Electronic Manufacturing Services Segment

Net Income (Loss), as reported	$315	$(109)
After-tax Restructuring Charges	874	206
Adjusted Net Income	$1,189	$97

Earnings Per Class B Diluted Share excluding Restructuring	Three Months Ended
Charges	December 31,
	2011	2010
Earnings per Class B Diluted Share, as reported	$0.09	$0.02
Impact of Restructuring Charges per Class B Diluted Share	0.02	0.01
Adjusted Earnings Per Class B Diluted Share	$0.11	$0.03